CMS ENERGY ANNOUNCES PLAN TO SELL
PALISADES NUCLEAR POWER PLANT

JACKSON, Mich., Dec. 5, 2005 – CMS Energy (NYSE: CMS) announced today that it plans to sell the Palisades nuclear power plant and will establish a competitive bid process expected to lead to a sale in 2007.

The process will include a long-term power purchase agreement with the new owner to retain the benefits of the low-cost nuclear generation for Consumers Energy’s 1.8 million electric customers.

The Palisades plant, located near South Haven, Mich., is the only operating nuclear plant owned by Consumers Energy, CMS Energy’s principal subsidiary. It produces up to 798 megawatts, or about 18 percent of Consumers Energy’s electricity generating capacity. The plant currently is licensed to operate until 2011. The Company has filed with the U.S. Nuclear Regulatory Commission (NRC) seeking to renew the license for 20 additional years.

David Joos, CMS Energy’s president and chief executive officer, said the decision to sell the plant reflects the current realities in the nuclear power marketplace.

“Ownership of nuclear power plants is consolidating as companies with multiple nuclear units are able to share operating practices, experience, and resources and benefit from economies of scale,” Joos said. “Though we’ve seen great improvements at Palisades since turning over operations to the Nuclear Management Company in 2000, NMC has shrunk as other member utilities have sold their plants, and we believe our best course of action is to sell Palisades.”

Joos emphasized that Palisades will be sold only if a satisfactory bid is made. “We will sell Palisades only if it makes sense for the Company and its customers,” he said. “We expect a high level of interest in Palisades and we’re optimistic that we’ll see some attractive bids.”

Concentric Energy Advisors (CEA) has been retained to serve as the auction manager and financial adviser for the sale of Palisades. CEA will provide strategic support throughout the transaction and regulatory approval process.

The NRC will have to approve the transfer of the plant’s operating license to a new owner. The Federal Energy Regulatory Commission and the Michigan Public Service Commission (MPSC) also will review various elements of any sale. The MPSC also will have an ongoing role in approving any power supply agreements resulting from the sale.

CMS Energy is an integrated energy company, which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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For more information on CMS Energy, please visit our web site at: www.cmsenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590